Exhibit 14

NATIONAL WINE & SPIRITS, INC.

Code of Business Conduct and Ethics

Purpose

The purpose of this Code of Business Conduct and Ethics (this “Code”) is to establish standards applicable to all employees, officers and directors of National Wine & Spirits, Inc. and its majority-owned subsidiaries (collectively, the “Company”) reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and

•	Accountability for adherence to this Code

Except as provided otherwise, this Code applies to all employees, officers and directors of the Company, including, but not limited to, its chief executive officer, principal financial officer, principal accounting officer or controller, subsidiary presidents, subsidiary financial officers or controllers, or persons performing similar functions. Any violation of this Code may result in immediate disciplinary action, including possible dismissal by the Company. While this Code specifies certain conduct that is prohibited or required, many of the standards of conduct set forth in this Code are not expressly mandatory (e.g., standards prefaced by “should” or “may”), but are more aspirational in nature and are subject to each individual’s good judgment regarding the extent to which achieving those standards may be feasible or desirable in a particular situation.

Compliance With Laws

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the United States and the states, counties, cities, and other countries and jurisdictions in which the Company conducts its business or of which are otherwise applicable to the Company. This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. The Company may prepare from time to time various guidelines on specific laws, rules and regulations applicable to the Company. Any employee, officer or director that has questions regarding specific law, rules and regulations applicable to the Company should consult his or her supervisor or any member of the Disclosure Committee of the Company. The present members of the Disclosure Committee of the Company include John J. Baker (tel. no. – 317-917-1310; e-mail – jbaker@nwscorp.com), Gregory J. Mauloff (tel. no. – 773-890-8111; e-mail – gmauloff@nwscorp.com), and Patrick A. Trefun (tel. no. – 317-917-1225; e-mail – ptrefun@nwscorp.com).

Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. Although the Company does not have outstanding publicly-traded equity securities, it does have outstanding publicly-traded debt securities.

All employees, officers and directors of the Company should maintain the highest standards of ethical conduct in their work. Behaving ethically means avoiding actual or apparent conflicts of interest between personal and professional relationships, lying, cheating, and stealing, as well as deception and subterfuge. Every employee records information of some kind which is used for business purposes. Full, fair, accurate, understandable and timely reporting of information is critical. Any employee who falsifies, alters, or misrepresents data, information (including financial information), or records/accounts, whether in a filing with an administrative agency or in a public communication, will be severely disciplined and may be discharged.

Conflicts of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans by the Company to, or guarantees by the Company of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.

Conflicts of interest are prohibited as a matter of Company policy, except as permitted under guidelines approved from time to time by the Board of Directors or committees of the Board. Conflicts of interest may not always be obvious, so if you have a question, you should consult with your supervisor or any member of the Disclosure Committe. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code. The prompt reporting of such situations will be viewed favorably should it be determined that corrective actions need to be administered.

Corporate Opportunity

Employees, officers and directors of the Company are prohibited from (i) taking personally for themselves opportunities that properly belong to the Company or that are discovered through the use of corporate property, information or position, (ii) using corporate property, information or position for personal gain, and (iii) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality

Employees, officers and directors of the Company must maintain the confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized in writing by the Company or is required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult with any member of the Disclosure Committee if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company or otherwise harmful to the Company or its customers if disclosed.

Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Relationships With Suppliers and Customers

The Values Statement adopted by the Company requires all employees to strive for integrity in their relations with suppliers, customers, employees and regulators. The essence of this corporate policy is that all employees, officers and directors of the Company must deal at all times with suppliers, vendors, customers, agents, and other persons doing or seeking to do business with the Company in a manner that excludes any consideration or personal advantage.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given or provided to, or accepted by, any Company employee, officer or director, of any of their family members, unless it (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff, and (v) does not violate any laws or regulations. Each employee, officer and director of the Company should avoid the receipt of any payment, gift, entertainment, or other favor which goes beyond common courtesies usually associated with accepted business practice and thereby might be regarding as placing him or her under some obligation to a third party dealing or desiring to deal with the Company. Please discuss any gifts or proposed gifts which you are not certain are appropriate with your supervisor or any member of the Disclosure Committee.

Federal laws prohibit giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of such laws and regulations would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar laws and regulations.

Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to any member of the Disclosure Committee for forwarding to the Audit Committee of the Board of Directors, which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of any member of the Disclosure Committee or the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

Reporting Any Illegal or Unethical Behavior

Employees are strongly encouraged to talk to their supervisors, managers or other appropriate personnel if they have any reason to believe that any employee, officer or director of the Company has engaged in any illegal or unethical behavior, and, when in doubt, about the best course of action in a particular situation. If any employee, officer and director is aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest (as discussed above), or believes that other violations of this Code or other illegal or unethical conduct by any employee, officer or director of the Company (such as dishonestly reporting information or altering Company records) has occurred or may occur, he or she should contact his or her supervisor or superiors. If he or she does not believe it appropriate, or is not comfortable approaching his or her supervisor or superiors about his or her concerns or complaints, then he or she should contact any member of the Disclosure Committee by either (i) calling such member of the Disclosure Committee at his or her telephone number set forth above and speaking with such member or leaving a recorded message with his or her name and return phone number, or (ii) filing his or her report by e-mail to such member of the Disclosure Committee at his or her e-mail address set forth above (including his or her name and return phone number). The member of the Disclosure Committee and any supervisor or superior who receives any such concern or complaint should promptly report such concern or complaint to any member of the Audit Committee. If his or her concerns or complaints require confidentiality, including keeping his or her identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Public Reports

It is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Board of Directors, and waivers may also be granted by the Audit Committee, provided that the Company shall promptly disclose on a current basis any amendment to, and waiver from, any mandatory provision of this Code applicable to certain specified officers of the Company an executive officer or director in accordance with the provisions of the Securities Exchange Act of 1934, and the rules promulgated by the Securities and Exchange Commission thereunder.